SCHEDULE 14A
                                (Rule 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /
Check the appropriate box:
/ /  Preliminary Proxy Statement         / /   Confidential, for Use of the
                                               Commission Only (as permitted
                                               by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/X/  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Cohoes Bancorp, Inc.
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              (Name of Registrant as Specified in Its Charter)


- -----------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:


     (2)  Aggregate number of securities to which transaction applies:


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:


     (5)  Total fee paid:


/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:_____________________________________________


     (2)  Form, schedule or registration statement no.:_______________________


     (3)  Filing party:_______________________________________________________


     (4)  Date filed:_________________________________________________________


Cohoes Bancorp, Inc.                      Contact: Harry L. Robinson
75 Remsen Street, Cohoes, N.Y. 12047               President & Chief Executive
                                                   Officer
                                                   Tel: (518) 233-6565
                                                   Fax: (518) 233-6575

                          P R E S S   R E L E A S E
==============================================================================

Contact Person:
Harry L. Robinson, President




         COHOES BANCORP BELIEVES AMBANC'S PROPOSED OFFER IS INADEQUATE,
                     AMBANC LACKS FINANCIAL CAPABILITY


     Cohoes Bancorp, Inc (Nasdaq NMS: COHB) announced today that its Board had previously reviewed Ambanc's earlier proposals of $14.75 and then $15.25 per share in accordance with the fiduciary duties of the Cohoes Board. "We believe Ambanc Holding Co., which has only $75.4 million of total net worth at March 31, 2000, did not have the financial capability to complete its lower proposals to acquire Cohoes, let alone a deal at $16.50 per share," stated Harry L. Robinson, President of Cohoes.
     "We also believe that Ambanc's proposed price is still grossly inadequate on price as it represents only 107% of our June 30, 2000 book value, and that there would be numerous legal and regulatory impediments to any proposal Ambanc would make," continued Mr. Robinson.
     "We believe Ambanc is merely trying to prevent the successful completion of our merger of equals with Hudson River Bancorp. Our combination with Hudson River will create a strong, attractive franchise, will increase earnings per share and will benefit all of our shareholders," concluded Mr. Robinson.

     This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainty. It should be noted that a variety of factors could cause the combined company's actual results and experience to differ materially from the anticipated results or expectations expressed in the forward-looking statements. Cohoes does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
     Hudson River has filed a Registration Statement on Form S-4 concerning the merger with the United States Securities and Exchange Commission which includes the joint merger proxy statement/prospectus mailed to shareholders. In addition, Cohoes intends to file a Solicitation/Recommendation Statement with the United States Securities and Exchange Commission in response to any Tender Offer Statement to be filed by Ambanc Holding Co., Inc. or TrustCo Bank Corp NY. WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors are currently able to obtain the Form S-4 Registration Statement and will be able to obtain the Solicitation/Recommendation Statements when filed, free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Cohoes are available free of charge from the Secretary of Cohoes at 75 Remsen Street, Cohoes, New York 12047, telephone (518) 233-6500.
     Cohoes and Hudson River and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies to approve the Cohoes-Hudson River merger. INFORMATION ABOUT THE PARTICIPANTS MAY BE OBTAINED THROUGH THE SEC'S WEBSITE FROM THE S-4 REGISTRATION STATEMENT FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 2000, AS AMENDED, AND DOCUMENTS FILED UNDER RULE 425 WITH THE SEC ON JULY 20, 2000 AND JULY 27, 2000.